EXHIBIT 99.2

GALT MEDICAL CORP.
BALANCE SHEETS
(Amounts in thousands)

ASSETS
	June 30, 2006 (Unaudited)	December 31, 2005
CURRENT ASSETS
Cash and short-term investments	$2,024	$1,363
Trade accounts receivable	1,220	848
Inventories	1,325	1,146
Prepaid expenses	31	25
TOTAL CURRENT ASSETS	4,600	3,382

PROPERTY AND EQUIPMENT, NET	1,445	628

OTHER ASSETS
Deferred income tax asset	351	-
Other	17	18

TOTAL ASSETS	$6,413	$4,028

The accompanying notes are an integral part of these statements.

GALT MEDICAL CORP.
BALANCE SHEETS - Continued
(Amounts in thousands)

LIABILITIES & SHAREHOLDERS’ EQUITY
	June 30, 2006 (Unaudited)	December 31, 2005
CURRENT LIABILITIES
Trade accounts payable	$202	$69
Accrued salaries, wages and payroll taxes	149	-
Income taxes payable	794	398
Share based compensation liability	900	-
Other current liabilities	196	25
TOTAL CURRENT LIABILITIES	2,241	492

DEFERRED INCOME TAX LIABILITY	-	101

SHAREHOLDERS’ EQUITY
Common stock	329	329
Additional paid-in capital	2,282	2,282
Retained earnings	1,561	824
TOTAL SHAREHOLDERS’ EQUITY	4,172	3,435

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,413	$4,028

The accompanying notes are an integral part of these statements.

GALT MEDICAL CORP.
STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
NET PRODUCT SALES	$2,743	$1,698	$5,251	$2,885

COST OF SALES	1,107	663	2,915	1,171
GROSS PROFIT	1,636	1,035	2,336	1,714

SELLING, GENERAL AND ADMINISTRATIVE	700	242	1,293	530

EARNINGS FROM OPERATIONS	936	793	1,043	1,184

OTHER INCOME/(EXPENSE)
Interest income	15	-	28	-
Interest expense	-	(23)	-	(43)
	15	(23)	28	(43)
Earnings before income taxes	951	770	1,071	1,141
Income tax expense	342	106	334	157
NET EARNINGS	$609	$664	$737	$984

The accompanying notes are an integral part of these statements.

GALT MEDICAL CORP.
STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Amounts in thousands)

	Six Months Ended June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$737	$984
Adjustments to reconcile net earnings to net cash provided by operating activities
Deferred income tax benefit	(452)	-
Depreciation and amortization	107	37
Share based compensation	900	-
Changes in assets and liabilities:
Accounts receivable	(372)	(90)
Inventories	(179)	(244)
Prepaid expenses	(6)	-
Supercedes bond	-	1,356
Lawsuit judgment payable	-	(1,130)
Trade accounts payable	133	(56)
Accrued salaries, wages and payroll taxes	149	-
Income taxes payable	396	158
Other current liabilities	171	(13)
Net cash provided by operating activities	1,584	1,002
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(923)	(153)
Net cash used by investing activities	(923)	(153)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments under notes payable	-	(340)
Net cash used by financing activities	-	(340)
NET INCREASE IN CASH	$661	$509
CASH AT BEGINNING OF PERIOD	1,363	278
CASH AT END OF PERIOD	$2,024	$787

The accompanying footnotes are an integral part of these statements.

GALT MEDICAL CORP.
STATEMENTS OF CASH FLOWS - CONTINUED
(UNAUDITED)
(Amounts in thousands)

	Six Months Ended June 30,
	2006	2005
Supplementary cash flow disclosure:
Interest paid	$-	$43
Taxes paid	$390	$—

The accompanying footnotes are an integral part of these statements.

GALT MEDICAL CORP.
NOTES TO FINANCIAL STATEMENTS
June 30, 2006
(Unaudited)

NOTE A - BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

The unaudited interim financial statements included herein reflect the operations of Galt Medical Corp. (“Galt”). These statements reflect all adjustments that are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These unaudited financial statements and notes should be read in conjunction with the audited financial statements and notes for the year ended December 31, 2005, included in this Form 8-K/A. The results of operations for the six months ended June 30, 2006 are not necessarily indicative of the results to be expected for a full year.

Galt develops, manufactures and markets disposable medical devices utilized for vascular access, primarily serving the interventional radiology and interventional cardiology markets. Galt’s current products include guidewires, micro-introducer kits and tear-away introducer sets and kits, and hemostasis valved introducer kits and sets.

NOTE B - CONTINGENCIES

In November 2005 a former customer of Galt was sued by a third party for patent infringement related to products purchased from the Company. The supply agreement between the Company and its former customer provided that Galt would indemnify the former customer under such circumstances. A reserve for losses related to this claim in the amount of $150,000 was recorded in 2006.

NOTE C - SHARE-BASED COMPENSATION

Stock Options

At June 30, 2006 the Company had 200,000 stock options outstanding. These options, which became fully vested in 2001, have an exercise price of $1 per share which was at least equal to 100% of the estimated fair value of the underlying common stock at the date of grant. These options were exercised on August 2, 2006, immediately preceding the acquisition of Galt (see Note E).

Phantom Share Awards

In 2006 the Company issued 95,000 phantom share awards. Each phantom share award was immediately vested and provides that the holder receive consideration equal to the fair value of Galt’s common stock upon a change in control. Under Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, these phantom share awards are classified as liabilities, and the grant date fair value of $900,000, plus related payroll taxes, was recorded as compensation expense in the first quarter of 2006, including $756,000 in cost of sales and $144,000 in selling, general and administrative expenses.  In connection with the acquisition of Galt (see Note E), these phantom share awards were paid in full from the purchase consideration and all awards were cancelled.

NOTE D - MAJOR CUSTOMERS

The Company had three customers that comprised 41% and 38% of sales for the three and six months ended June 30, 2006, respectively, with each customer comprising more than 10% of sales. The Company had two customers that comprised 28% and 29% of sales for the three and six months ended June 30, 2005, respectively, with each customer comprising more than 10% of sales.

At June 30, 2006, two customers comprised 32% of accounts receivable, with each customer exceeding 10%. At June 30, 2005, one customer comprised 15% of accounts receivable.

NOTE E - SUBSEQUENT EVENT

On August 2, 2006, Theragenics Corporation acquired all of the outstanding common stock and phantom share awards of Galt. Shareholders and phantom share award holders of Galt received $34.0 million, including approximately $30.9 million in cash and 978,065 common shares of Theragenics valued at approximately $3.1 million.